Exhibit 99.1

2023 First Quarter | CEO Quarterly Letter
To Our Shareholders:

We are pleased to report that the Company is off to another record year. Our first quarter 2023 revenues of $371,334,000 were the highest in the Company’s history, exceeding the record first quarter 2022 by $28,690,000, or 8.4%. Both segments contributed to the increase with the Utility segment leading the way with a 9.5% increase, and the Residential/Commercial (R/C) segment up by 6.8% compared to first quarter of 2022 revenues. The increase in the Utility segment was primarily attributable to storm related work in the Surgery Company, productivity improvements in Eastern Utility and Canada and dramatic increases in utility infrastructure work benefiting our DRG Asset Management team. Increases in the R/C segment were primarily driven by growth in the R/C Resource Group as we expanded our mitigation banking portfolio. Thank you to all our employees for your efforts to get 2023 off to a great start.
First quarter income from operations was $11,507,000 in 2023 compared to $5,757,000 in 2022, for a year over year Increase of $5,750,000. This nearly 100% increase is driven by strong performance in our line clearing operations in response to storms, as well as improved operational efficiency in our Canadian operations. Additionally, cost increases associated with fuel, repairs, and other supply chain-related challenges appear to be subsiding, while demand for our services remain high. While labor remains a challenge, our recruiters are making significant gains toward keeping a full pipeline of quality candidates available to fulfill the hiring needs of our operations. Up until 2019, the Company’s first quarter usually resulted in an operating loss that we spent the rest of the year recovering from. Over the past five years, we have implemented strategies to push business into the first quarter, resulting in an acceleration of our trajectory to profitability early in the year. These initiatives include building backlog in the first quarter through marketing efforts, seeking out large projects that can be performed in winter months, and growing our mix of business in southern climates. We are confident that these efforts will continue to improve our Q1 performance and enhance our annual profitability in future years.
Our cash position and debt capacity remain strong, however, our first quarter net cash provided by operating activities was lower than 2022 mainly due to timing of receivable collections. We ended the first quarter of 2023 with higher debt than 2022 due to planned investments we are making to ensure we are attracting, developing, and retaining the best talent in the industry. The third wing addition and remodeling of the corporate office is one example of this employee investment, and another is the SEED (Science, Employee, Education and Development) campus, which is being constructed across from the corporate facility. Once complete, the SEED campus will offer specialized training, research, and employee development. On the IT side, we continue to put significant resources into upgrading our SAP system and invest in making it easier for our clients and shareholders to engage with us through development of client and shareholder portals. Our Shareholder Report Site that was rolled out in 2023 to all employees and retirees, allows shareholders to easily view their shareholder report and further reiterates our commitment to our shareholders by making share information easily accessible.
Finally, we continue to evaluate and prioritize our uses of cash on hard assets, and to plan accordingly for funding stock redemptions and other investments necessary to operate the business. We are dedicated to managing our cash flow and debt, and liquidity remains a top priority for the Company. Our strategic investments will elevate our debt levels over the next few years as we continue to invest in and secure the companies bricks and mortar facilities and IT infrastructures to accommodate our growth for decades to come.
The year is off to a record setting start, and I want to thank the field personnel, operating groups, and administrative teams for their efforts in making this happen. Our employees are what allow us to deliver outstanding service to our customers and separate us from our competitors. As we continue through 2023, let’s keep the positive momentum going and build off these early successes. As always, our strategic focus will remain on our Employees, Clients, and Shareholders. We have the strategies, the team, and the focus to make 2023 yet another great year for the Davey Tree Expert Company and are optimistic about our future.

Shareholders Letter continued
For additional information and news on the Company, please go to: https://www.davey.com/shareholders.
As always, we appreciate your continued support.

Patrick M. Covey
Chairman, President and Chief Executive Officer

The Davey Tree Expert Company
Abbreviated Interim Financial Data (Unaudited)
(In thousands, except per share data)

	THREE MONTHS ENDED
	April 1, 2023	April 2, 2022
Operating Statement Data:
Revenues	$371,334	$342,644
Costs and expenses:
Operating	249,069	234,207
Selling	68,223	60,796
General and administrative	31,437	28,995
Depreciation and amortization	13,994	13,787
Gain on sale of assets, net	(2,896)	(898)
Income from operations	11,507	5,757
Interest expense	(3,871)	(1,445)
Interest income	399	27
Other, net	(651)	(2,337)
Income before income taxes	7,384	2,002
Income taxes	1,388	220
Net income	$5,996	$1,782

Net income per share:
Basic	$.14	$.04
Diluted	$.13	$.04

Weighted-average shares outstanding:
Basic	43,077	44,618
Diluted	45,122	46,838

Dividends per share	$.020	$.018

	April 1, 2023	April 2, 2022
Balance Sheet Data:
Cash and accounts receivable	$372,247	$340,336
Current:
Assets	475,652	442,264
Liabilities	220,414	245,370
Net working capital	$255,238	$196,894

Long-term debt	$374,532	$309,127
Other long-term liabilities	108,331	101,946
Total equity	300,963	299,778
Total assets	$1,004,240	$956,221

Common shares, net outstanding	42,539	42,718

2023 First Quarter	2

Forward-looking Statements

This information and other statements by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from what is expressed or implied in these forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may adversely impact our actual results include the effects on us, or our customers or vendors, of the COVID-19 pandemic and any other epidemics, pandemics, severe weather events, terrorism, other external events and natural disasters, including wildfires in California and other areas, our ability to attract and retain a sufficient number of qualified employees and management, our liability risk exposure under contracts and cost and availability of adequate insurance coverage or our self-insurance accruals, seasonality and weather-dependence of our business (other than tree services to utility customers), litigation and third-party and governmental regulatory claims, competition, increases in fuel prices, general and local economic conditions, credit and financial markets, and any impact on our customers’ spending, pricing for our services, and collections of accounts receivable, cyber and other disruptions of our information technology systems, governmental regulations, including climate, environmental, social, governance, health care, immigration and data privacy, and cost of compliance or resulting liabilities and penalties, damage to our reputation, foreign currency fluctuations, no established market for our stock, and such additional factors that are discussed in “Part I - Item 1A. Risk Factors.” of our annual report on Form 10-K for the year ended December 31, 2022, and in our subsequent filings with the Securities and Exchange Commission.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements.

2023 First Quarter	3